Exhibit 99.(p)(2)

WISDOMTREE DIGITAL MANAGEMENT, INC.

Code of Ethics

TABLE OF CONTENTS

Section I.	Background	2
Section II.	Standards of Conduct Applicable to All Employees	2
Section III.	Registered Representatives	4
	A. Reporting of Personal Brokerage Accounts By Registered Representatives	4
	B. Prohibited Transactions in Initial Public Offerings (IPOs)	4
	C. Investments in limited Offerings/Private Placements	5
Section IV.	Personal Securities Trading Policy for Access Persons	5
	A. Access Persons Personal Securities Trading Policy	5
	1. Brokerage Account Reporting	5
	2. Electronic Data Feeds	5
	B. Access Persons Reporting Requirements	6
	1. Initial and Annual Holdings Reports	6
	2. Contents of Initial and Annual Holdings Reports	6
	3. Quarterly Transaction Reports	6
	4. Contents of Quarterly Transaction Reports	7
	5. Exceptions from Transaction Reporting Requirements	7
Section V.	Pre-clearance for Personal Trading for Access Persons	7
	A. Pre-clearance and Approval Process	7
	1. Market Orders	7
	2. Limit Orders	7
	B. Pre-clearance of Investments in IPOs and Limited Offerings/Private Placements	8
	1. Initial Public Offerings (IPOs)	8
	2. Limited Offerings/Private Placements	8
	C. Reasons for Denying a Pre-Clearance Request	8
	D. Trading Procedures in Shares/Options of WisdomTree Investments, Inc. (“WETF”)	8
Section VI.	Outside Affiliations and Outside Business Activities Applicable to All Employees	9
Section VII.	Additional Policies and Procedures Applicable to All Employees	9
Section VIII.	Oversight	10
Section IX.	Sanctions	10
Section X.	Compliance Certification	10
Section XI.	Record Keeping	10
	Appendix A: Definitions	11
	Appendix B: Electronic Data Feeds	14

WISDOMTREE DIGITAL MANAGEMENT, INC.

CODE OF ETHICS

Section I.	Background

A.	Policy:

The purpose of this Code of Ethics (“Code”) is to set forth standards of conduct expected of WisdomTree Digital Management, Inc. (“WTDM” or “Adviser”) employees and to meet the requirements of SEC Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended.

This Code applies to all WTDM employees (and may include other persons to the extent such persons are notified as having reporting obligations hereunder) and sets forth standards of conduct expected of all employees including, among other things, the safeguarding of Material, Non-Public Information; the avoidance of actual/potential conflicts of interest; complying with applicable federal securities laws; and promptly reporting any violations of the Code to the Chief Compliance Officer (“CCO”) or other designated person. Please contact the CCO or a member of the Compliance Department if you have any questions regarding this Code or any provision herein.

While this Code addresses employee conduct and situations where a conflict of interest may exist or develop, this Code does not attempt to identify all possible conflicts of interest or other situations where an issue could arise. Therefore, literal compliance with this Code may not prevent sanctions from being imposed on you or any other employee covered under this Code for any violation under this Code or other conduct that violates a fiduciary duty owed to WTDM and/or any series of WisdomTree Digital Trust (a “WisdomTree Fund” or “Fund”).

The first use of certain defined terms used hereafter is bolded and all such defined terms are described in Appendix A.

B.	Employees Subject to the Code:

All employees of WTDM are Supervised Persons subject to this Code, along with any other persons designated as a Supervised Person. In addition, certain employees may be designated as Access Persons.

Each employee will be notified and asked to acknowledge notification during the new employee orientation or at any other time as deemed necessary by the CCO, or designee, as to whether he/she has been designated as an Access Person. Any employee of WTDM, who during the course of their employment becomes an Access Person, will be subject to all reporting and pre-clearance requirements related to Access Persons as provided under this Code.

Section II.	Standards of Conduct Applicable to All Employees

A.	Standards of Conduct:

As an employee of WTDM, you are entrusted to act in the best interests of WTDM, which is a fiduciary to each WisdomTree Fund, and you must always act in a manner that is ethical and based on principles of integrity and honesty. As a WTDM employee, you are also required to comply with all Federal Securities Laws applicable to WTDM and the WisdomTree Funds, including laws prohibiting insider trading. Furthermore, you must always exercise reasonable care and professional judgment to avoid actions and/or situations that could put the reputation of WTDM and/or the WisdomTree Funds at risk.

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Prohibited Business Conduct:

In addition to other obligations and duties set forth herein and in other WTDM or affiliate policies and procedures, no employee shall, either directly or indirectly:

➢	engage in any business transaction or arrangement for personal profit based on confidential information gained by way of his/her relationship to a Fund or on nonpublic information regarding Security transactions by a Fund, whether current or prospective, or the portfolio holdings of a Fund;
➢	communicate non-public information regarding Security transactions of a Fund, whether current or prospective, or the portfolio holdings of a Fund, to anyone unless necessary as part of the regular course of the business of the Fund;
➢	accept a gift, favor, or service from any person or company which, to the actual knowledge of such employee, does business or might do business with WTDM or a Fund, except in accordance with the WisdomTree Digital Trust’s Gift and Entertainment Policy;
➢	participate in any outside business activity or other activity that might conflict with such employees’ duties to the Funds or WTDM, unless approved by the CCO;
➢	knowingly violate any Federal Securities Laws applicable to a Fund; and
➢	participate in an Investment Club.

In addition, while active personal trading may not in and of itself raise issues under applicable laws and regulations, a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by Compliance and to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action. Furthermore, employees may not engage in any transactions which may violate Federal Securities laws, such as late trading, or any prospectus, such as market timing.

B.	Duty of Confidentiality:

Every employee owes a duty of confidentiality to WTDM and the WisdomTree Funds. Information acquired during your job functions, including but not limited to, information regarding actual or contemplated investment decisions, a security under Active Consideration, portfolio composition changes, non-public information regarding launches, changes to Index methodologies/constituents, business activities/initiatives, research, and research recommendations are strictly confidential.

As a WTDM employee, you are prohibited from discussing non-public Index/Fund information with anyone outside of the firm except as necessary to perform your job functions or as part of other related responsibilities that have been approved by the CCO and/or the Chief Legal Officer (“CLO”).

C.	Insider Trading and Tipping with respect to the Funds and Indexes:

Please note that the following information is provided with respect to the Funds and Indexes. Employees should note that they are subject to a separate Insider Trading Policy and Procedures with respect to the stock of WisdomTree Investments, Inc. (symbol: WETF).

The misuse of material nonpublic information, or inside information, constitutes a fraud under the Federal Securities Laws and the laws of many other countries. Fraudulent misuse of inside information includes buying or selling Securities while in possession of material nonpublic information for an employee or employee-related account and may include material nonpublic information associated with a Blackout Period. Fraudulent misuse of inside information also may include disclosing or tipping such information to someone else who then trades on such information or using such information as a basis for recommending the purchase or sale of a Security.

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In no event, may any employee who receives inside information use that information to trade or recommend Securities affected by such information for personal benefit, the benefit of WTDM or any affiliate or the benefit of a third party. More specifically:

➢	No employee may, while in possession of inside information affecting a Security, purchase or sell such Security for the account of such employee or any other person or entity.
➢	No employee may disclose inside information to any person outside of WTDM, except to WTDM’s or the Funds’ service providers who have a duty of confidentiality and receive such information on a need to know basis in connection with their duties to WTDM or the Fund, as applicable. Further, discussions with legal counsel are permitted.
➢	No employee may recommend or direct the purchase from or sale of a Security to anyone while in the possession of inside information, however obtained.

D.	Reporting Violations of the Code:

If you have any doubt as to the appropriateness of any activity or if you believe that you or another employee has violated the Code, you are obligated to immediately bring the matter to the attention of the CCO and/or the CLO.

Section III.	Registered Representatives

Certain WTDM employees are licensed with Financial Industry Regulatory Authority (“FINRA”) and are Registered Representatives of Foreside Fund Services, LLC (“Registered Representatives”). All Registered Representatives are responsible for complying with the provisions of the separate Foreside Compliance Manual in addition to this Code. In addition, those Registered Representatives that have been designated as Access Persons by WTDM are subject to the Access Persons Personal Security transaction reporting & pre-clearance requirements as described in Section IV of this Code.

A.	Reporting of Personal Brokerage Accounts By Registered Representatives:

Registered Representatives may maintain brokerage accounts with any broker-dealer or financial institution or as otherwise permitted by WTDM pursuant to this Code. Registered Representatives must disclose all personal brokerage accounts, including Managed Accounts, in which they have any Beneficial Ownership (whether direct ownership or Indirect Ownership) via the Brokerage Account Disclosure Form found on the Schwab Compliance Technologies (“SCT”) platform (https://schwabct.com). This requirement applies to any account that can hold a Reportable Security, regardless of whether such Securities are currently held in the account. For example, if an account contains only Exempt Securities but has the capability of holding Reportable Securities, the account must be reported. When approved, you will receive an e-mail approval notification via SCT (generally within a day).

In addition to the WTDM reporting requirements stated above, Registered Representatives are also required, pursuant to the Foreside Supervisory Procedures Manual, to disclose all personal Securities accounts to Foreside via the Foreside SCT platform which can be accessed through your SCT platform homepage. Duplicate brokerage account statements will need to be provided to Foreside for all open brokerage accounts held by a Registered Representative once approved by the WTDM Compliance Department.

B.	Prohibited Transactions in Initial Public Offerings (IPOs)

FINRA prohibits Registered Representatives from participating in any IPO.

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C.	Investments in Limited Offerings/Private Placements

Registered Representatives may purchase Securities in a Limited Offering/Private Placement only with the prior approval of the Compliance Department.

To obtain approval, you must complete the Outside Business Activity form (you must specify on the form in the Comment section that the investment is a Limited Offering/Private Placement located on SCT). You may make the investment only after obtaining an e-mail notification from SCT indicating whether or not you have received approval.

Registered Representatives are also required to provide prior written notice through Foresides SCT platform if a Registered Representative or his or her Immediate Family members participate in a private placement.

Section IV.	Personal Securities Trading Policy for Access Persons

A.	Access Person Personal Securities Trading Policy:

Access Persons are required to report their holdings and personal Securities transactions for Reportable Securities in which the Access Person has, or acquires, any Beneficial Ownership (including direct ownership and Indirect Ownership) to the Compliance Department. This can be accomplished via the Schwab Compliance Technologies (SCT) platform (https://schwabct.com) if the transactions are executed through one of the designated brokerage firms as provided in Appendix B. Otherwise, the Access Person must provide his/her quarterly brokerage statement to the Compliance Department.

1.	Brokerage Account Reporting:

Currently, WTDM permits Access Persons to maintain brokerage accounts with any broker- dealer or financial institution. Access Persons must report all personal brokerage accounts, including Managed Accounts in which they have Beneficial Ownership (whether direct ownership or Indirect Ownership) on the SCT platform by completing a Brokerage Account Disclosure Form and thereafter providing duplicate copies of brokerage statements (except those subject to “Electronic Data Feeds”, as set forth below). This requirement applies to accounts that have the capability of holding Reportable Securities, regardless of what the accounts are currently holding. For example, if an account contains only Exempt Securities, but has the capability of holding Reportable Securities, the account must be reported. When approved, you will receive an e-mail approval notification (generally within a day) from SCT.

Managed Accounts are not subject to the pre-clearance or duplicate copies of brokerage statements, reporting requirements of this Code. If you convert a Managed Account to an account, no longer quality as a Managed Account you are required to notify the CCO and arrange to have duplicate account statements sent to WTDM. Please note that to qualify as a Managed Account, the CCO or designee must be provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place trades in the account.

2.	Electronic Data Feeds

In lieu of providing the Compliance Department with duplicate copies of brokerage statements, WTDM has established electronic data feeds with several designated brokerage firms as provided in Appendix B. These feeds provide WTDM, via the SCT platform, with account data transactions and Securities holdings. On an ongoing basis, the system will automatically review and reconcile all trade data against the pre-clearance file. The Compliance Department will receive a notification if a personal Securities transaction was not pre-cleared prior to executing a transaction.

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B.	Access Person Reporting Requirements:

1.	Initial and Annual Holdings Reports

Access Persons are required to provide all their personal Securities holdings (excluding the WisdomTree 401k account, for which WTDM has access to holdings information) in which they have Beneficial Ownership (including direct ownership and Indirect Ownership) in Reportable Securities within ten (10) days of becoming an Access Person and thereafter on an annual basis within thirty (30) days following the close of the calendar year. Both reports must be current as of a date no more than forty-five (45) days prior to the date the report is submitted.

Access Persons can satisfy the initial or annual holdings report requirements by providing a brokerage statement (including allowing WTDM to receive duplicate brokerage statements, after confirmation by WTDM of receipt of such statements) in lieu of the holdings report if such statement contains the required information listed below. No annual reporting is necessary if the account is established with an approved designated brokerage firm and WTDM receives the electronic data feeds in SCT.

2.	Contents of Initial and Annual Holdings Reports

The initial and annual holdings reports shall include:

➢	The title of the Security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and principal amount of each Reportable Security involved, as applicable;
➢	The name of the broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and
➢	The date that the report is being submitted.

You will not be permitted to execute any personal Securities transactions until the initial holdings report (you can enter your holdings manually in SCT from the Personal Trading tab) or brokerage statement is provided to the CCO, or designee.

3.	Quarterly Transaction Reports

Access Persons are also required to provide quarterly reports of all their personal securities transactions (excluding the WisdomTree 401k account, for which WTDM has access to holdings information) in which they have Beneficial Ownership (including direct ownership and Indirect Ownership) in Reportable Securities to the CCO or designee, no later than thirty (30) days after the end of each quarter. This report is not required to be submitted if no transactions in Reportable Securities occurred during the quarter.

➢	The receipt of or donation of a gift of Securities must be reported on the quarterly transaction report or via SCT even if prior approval is not required.

Access Persons can satisfy the quarterly transaction report requirements by providing a brokerage statement if such statement contains the required information listed below (including allowing WTDM to receive duplicate brokerage statements, after confirmation by WTDM of receipt of such statements that includes required information). No quarterly reporting is necessary if the account is established with an approved designated brokerage firm and WTDM receives the electronic data feeds in SCT.

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4.	Contents of Quarterly Transaction Reports

The quarterly transaction report shall include:

➢	The date of the transaction, the title of the Security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and principal amount of each Reportable Security involved, as applicable;
➢	The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);
➢	The price of the Security at which the transaction was effected;
➢	The name of the broker, dealer or bank with or through which the transaction was effected.
➢	The date that the quarterly transaction report is being submitted.
➢	Any additions, deletions or changes to the Securities account information previously provided in order to keep the information current.

5.	Exceptions from Transaction Reporting Requirements

Access Persons are not required to report transactions in Securities that are not Reportable Securities or Exempt Transactions.

Section V.	Pre-Clearance for Personal Trading for Access Persons

A.	Pre-Clearance and Approval Process

Access Persons are required to obtain pre-approval in SCT prior to executing any personal securities transactions in any Reportable Securities (please note that this includes all WisdomTree Funds, but does not include Securities transactions in WisdomTree Investments, Inc. (symbol: WETF) – see Section V.D. below). After submitting your request, you will receive an email notification from SCT to the request indicating whether approval has been granted. Generally, a response to your request will be provided within 1 hour, although such approvals may take longer and you must wait for an approval in order to transact. Pre-clearance also extends to your WisdomTree 401k account. Please notify Compliance of your intent to execute any purchase/sale transactions within your 401k account by sending Brenda Gaidis an email with cc: to the employee trading mailbox. Please include in your email the WisdomTree Fund(s) that you wish to sell and/or purchase and whether your transaction(s) are being executed in order to rebalance/re-allocate your investment choices. You do not need to obtain permission to change your allocations of future monies being deposited into your 401k account.

In some cases, the CCO, or designee, may request additional information in order to complete the approval process.

1.	Market Orders are valid for two business days, beginning on the day on which you receive pre- clearance approval. Your order must be executed during stock exchange hours and no later than 4:00 p.m. or as otherwise established by the exchange on the second Trading Day. Any order not executed within the two business days will need to be resubmitted for pre-clearance approval for execution on another day.

2.	Limit Orders are valid for five business days, beginning on the day on which you receive pre- clearance approval. Any order not executed within the five business days will need to be resubmitted for pre-clearance approval.

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B.	Pre- Clearance of Investments in Initial Public Offerings (IPOs), Limited Offerings/Private Placements.

1.        Initial Public Offerings (IPOs) - If you are an Access Persons, and you are not a Registered Representative (Registered Representatives are prohibited from participating in any IPO pursuant to Foreside/FINRA rules), you may participate in an IPO with the prior approval of the CCO, or designee. Requests for the pre-approval of an IPO investment may be made by completing a Pre-Clearance Request Form located on SCT.

2.       Limited Offerings/Private Placements - Access Persons may purchase Securities in a Limited Offering/Private Placement with the prior approval of Compliance. To obtain approval, you must complete the Outside Business Activity form (you must specify on the form that the investment is a Limited Offering/Private Placement) located on SCT. You may make the investment only after obtaining an e-mail response from SCT indicating whether or not you received approval. Please note that any transaction involving a hedge fund is considered a private placement transaction.

C.	Reasons for Denying a Pre-Clearance Request

Certain matters could affect the decision of whether to approve or deny a pre-clearance request. A pre- clearance request may be denied if:

➢	the transaction involves a Security that is part of a Blackout Period when such information has not been made publicly available.
➢	the CCO, or designee, believe that your pattern of trading is inconsistent with the spirit of the Code, regardless of whether it meets the letter of the Code;
➢	if necessary to avoid a conflict, or the appearance of a conflict with the interests of any of the Adviser’s clients, including any WisdomTree Fund.

Denial of a pre-clearance trade request for a particular Security is considered to be material non-public information that is prohibited from being shared either inside or outside of WTDM.

During a Blackout Period, Access Persons are prohibited from purchasing and/or selling a Security on the day that a Fund trades or contemplates trading, in that Security, or in relation to an Index rebalance in a Security which has not been publicly announced. Any profits realized on such trade may be disgorged as directed by the CCO and/or the CLO.

D.	Trading Procedures in Shares/Options of WisdomTree Investments, Inc. (“WETF”)

1.       No Trading Except During Trading Windows. You are permitted to execute transactions in WETF securities, including stock or options, only during open window periods which are announced via email by the WisdomTree Investments, Inc. Trade Clearance Officer.

2.       All trades by employees in WETF securities must be executed only through a Charles Schwab brokerage account (“Schwab Account”). Although employees may hold WETF securities in non-Schwab Accounts, employees must transfer any holdings of WETF securities into a Schwab Account prior to affecting any sale.

Please refer to the WisdomTree Investments, Inc. Statement of Company Policy and the Special Trading Procedures for Insiders for additional guidance/information regarding transactions in any transactions by employees of the Company and its subsidiaries in Company securities.

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Section VI.	Outside Affiliations/Outside Business Activities Applicable to All Employees

In order to engage in an Outside Affiliation/Business Activity, you must request approval by completing an Outside Business Activity Disclosure Form which can be found on your SCT homepage. Employees will be permitted to maintain business/personal affiliations outside of WTDM subject to the following requirements:

A.	Outside Directorships

Any employee who wishes to serve on the Board of Directors/Trustees of any entity (e.g., corporation, fund or charitable organization) must first obtain approval from the CCO and the CLO of WTI prior to accepting the position.

The CCO and members of WTDM senior management will determine if a new employee can continue to serve as a Director/Trustee of such entity if he or she is already in that position prior to joining WTDM. In either case, approval will be granted only if the CCO and members of WTDM senior management determine that the activity does not present a significant actual or potential conflict of interest with WTDM, WTI or the Funds.

B.	Outside Employment, Consulting or other Services

Every employee is required to disclose employment, consulting or other services outside of WTDM’s business, whether or not you receive compensation. Paid employment, consulting or other service, including those relating to the provision of investment advisory services, is permitted only with the approval of the CCO and/or members of WTDM senior management.

C.	Initial and Annual Outside Business Activities Questionnaire

All new employees are required to complete and submit an Outside Business Activities (“OBA”) Questionnaire within ten (10) calendar days of becoming an employee and annually thereafter. The purpose of the OBA questionnaire is to ascertain any outside employment; consulting or other activity that could interfere with your responsibilities to WTDM, any duty owed to WTDM and/or a Fund, or that could create a potential or actual conflict of interest. The CCO, or designee, and the CLO will review all OBA submissions to determine whether any prohibited activity or actual/potential conflict of interest exists. No employee may engage in any OBA without the prior approval of the CCO and/or the CLO.

Section VII.	Additional Policies and Procedures Applicable to All Employees

In addition to the requirements set forth under this Code, you are also required to comply with the following separate WTDM and/or WTI compliance policies and procedures, including any other policies designated by Compliance. Please refer to the policy section of SCT. You are expected to review, understand and follow all such policies.

➢	Code of Conduct
➢	Conflict of Interest Policy
➢	Electronic Communications & Social Media Policy & Procedures
➢	Firewall Policy & Procedures
➢	Gifts & Business Entertainment Policy and Procedures
➢	Political Contributions Policy and Procedures
➢	Statement of Policy and the Special Trading Procedures for Insiders

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Section VIII.	Oversight

The CCO, or designee, shall be responsible for performing a quarterly review of all Access Person Personal Securities Transactions to ensure that there have been no material violations of the Code.

The Compliance Department is responsible for maintaining this Code and for ensuring that any necessary updates are made in a timely manner and communicated promptly to employees. The CCO, or designee, is responsible for reviewing this Code, no less than annually, to ensure that it contains all applicable regulatory and WTDM mandated requirements and that it properly reflects current business practices, oversight activities, and reporting functions.

Section IX.	Sanctions

Upon discovering a violation of this Code by an employee or his/her family member or related party or other conduct that violates a fiduciary duty owed to WTDM and/or the Funds, the CCO or other designated person (e.g., a member of WTDM’s senior management) may impose such sanctions as it deems appropriate, including, among other things, the following:

➢	A verbal warning or letter of censure to the violator;
➢	A monetary fine levied on the violator;
➢	Suspension of the employment of the violator;
➢	Termination of the employment of the violator;
➢	Civil referral to the SEC or other civil regulatory authorities determined by WTDM; or
➢	Criminal referral—determined by WTDM.

Examples of possible sanctions include, but are not limited to:

➢	A warning letter, with a cc: to the employee’s manager, for a first time pre-clearance or reporting violation;
➢	Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and
➢	Recommendation for suspension or termination if an employee is a serial violator of the Code.

Section X.	Compliance Certification

All employees are required to read this Code and to certify to their understanding of each provision of the Code upon joining the firm and then annually thereafter.

Section XI.	Recordkeeping

This Code, all revisions thereto, and all other documents and materials related to or associated with the enforcement of this Code shall be kept for a period of not less than six years, the first two in an easily accessible location, or as otherwise required under applicable Federal Securities Laws.

{See Next Page for Definitions}

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APPENDIX A

DEFINITIONS:

Note: Where necessary, the following definitions have been edited from those contained in the federal rules so that they more closely relate to the activities and functions of WTDM personnel.

Access Persons means those persons that are considered to have access to nonpublic information regarding any Fund or any change in the constituents and/or methodology associated with any WisdomTree Index or Index. An Access Person may also include any employee who determines or participates in the determination of a purchase or sale of a Security by a WisdomTree Fund or inclusion or exclusion of a Security within a WisdomTree Index and/or any person whose function(s) relate to the making of any recommendations with respect to any such purchases or sales including any recommendations and/or other changes associated with the components and/or methodology of any WisdomTree Index.

Active Consideration means the period of time during which a Reportable Security is being added to or removed from a WisdomTree Index (i) in connection with the annual reconstitution of any WisdomTree Index; or (ii) as a result of a change or a planned change to the proprietary methodology of a WisdomTree Index. The period of time constituting Active Consideration will begin on the screening date for reconstitutions and/or the date of identifying a change to the components of a WisdomTree index and it will end on the date that the Reportable Security is either added or removed from the index relative to the reconstitution and/or when a change to the WisdomTree Index is completed.

Automatic Investment Plan means a program, including a dividend reinvestment program, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

Beneficial Ownership means that a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. A “pecuniary interest” in a Security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. An Access Person is presumed to have beneficial ownership in the following: (i) Securities owned by the Access Person in his/her name; (ii) Securities owned by an Access Person indirectly through an account or investment vehicle for his/her benefit, such as an IRA, family trust, or family partnership; (iii) Securities owned in which the Access Person has a joint ownership interest, such as a joint brokerage account; (iv) Securities in which a member of the Access Person’s immediate family (e.g., spouse, domestic partner, minor children, adult children living at home and other dependent relatives) has a direct, indirect or joint ownership interest if the immediate family member resides in the same household as the Access Person; and (v) Securities owned by a trust, private foundation or other charitable accounts in which the Access Person (or a member of the Access Person’s immediate family) has both a pecuniary interest and investment discretion. This definition shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

Blackout Period means the period during which an Access Person is prohibited from engaging in a Personal Securities Transaction because (i) a transaction in the same Security is pending or anticipated for a WisdomTree Fund/WisdomTree Index; or (ii) a transaction for a WisdomTree Fund/WisdomTree Index is under Active Consideration.

Exempt Securities mean:

➢	Open-end investment companies that are not advised by WTDM, including money market mutual funds.
➢	Direct obligations of the U.S. government (US Treasury Obligations but not indirect obligations of the U.S. Government, such as GNMA, FNMA, FHLMC, etc.)
➢	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality (i.e., top two ratings categories) short-term debt instruments, including repurchase agreements
➢	Unit investment trusts that invest exclusively in one or more open-end mutual funds

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Exempt Transactions mean:

➢	any transaction in a reportable Security in a Managed Account;
➢	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;
➢	purchases or sales of Securities which are non-volitional on the part of the Access Person, including purchases or sales which are part of an Automatic Investment Plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan)
➢	acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;
➢	purchases or sales approved by the CCO, or his/her designee, upon a showing of good cause. Good cause will be deemed to exist when unexpected hardship exists, however, a change in investment objectives will not be deemed “good cause”.
➢	purchases or sales approved by the CCO, or his/her designee, where it is determined that the purchase or sale would have only a remote potential of (i) harming a Fund and its investors; (ii) having a material impact on the market for the Reportable Security; or (iii) compromising the integrity of a WisdomTree Index; and
➢	any other purchase or sale made in accordance with policies and procedures adopted by the CCO, or his/her designee, after making a determination that the transaction is exempt.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to the Funds and WTDM, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Immediate Family includes your spouse, domestic partner, children (including stepchildren, sons-in-law and daughters-in-law), parents, stepparents, grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).

Indirect Ownership

Generally, you are the indirect owner of Securities if you are name as power of attorney on the account or, through any account or, through any contract, arrangement, understanding, relationship, or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”).

Common indirect ownership situations include, but are not limited to:

➢	Securities held by members of your immediate family, who share the same household with you.
➢	Immediate family includes your spouse, domestic partner, children (including stepchildren, sons-in-law and daughters-in-law), parents, stepparents, grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).
➢	Partnership interest in a general partnership or a general partner in a limited partnership.
➢	Corporate shareholders who have or share investment control over a corporation’s investment portfolio.
➢	Trust in which the parties to the trust have both a pecuniary interest and investment control.
➢	any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).
➢	Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.
➢	Any Managed Account that you grant full discretion to the manager or broker.

Initial Public Offering or IPO means an initial offering of Securities that have been registered under the Securities Act of 1933.

Investment Club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the member’s study different investments, the group decides to buy or sell based on a majority vote of the members.

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Limited Offering/Private Placement means an offering (e.g., limited partnership, private placement) that is exempt from registration under the Securities Act of 1933.

Managed Account means an account over which an Access Person, has given full investment discretion to an unaffiliated/unrelated third party. You may not participate, directly or indirectly, in individual investments decisions; you may not be made aware of individual investment decisions before transactions are executed; you have no influence in the purchase or sale of specific Securities. In order to qualify as a Managed Account, the CCO or designee must be provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place trades in the account.

Material, Non-Public Information means information for which there is substantial likelihood that a reasonable investor would consider important in making an investment decision or is reasonably certain to have an effect on the price of a security, but which has not been made available to the public, has not been disseminated broadly to the marketplace, or has not had sufficient time post-dissemination for the marketplace to react to the information.

Reportable Security means any Security that is not an Exempt Security.

Reportable Transaction means a transaction by an Access Person in a reportable Security including the writing of an option to purchase or sell a reportable Security. Reportable transaction does not include Exempt Transactions.

Schwab Compliance Technologies (“SCT”): (https://schwabct.com) also sometimes referred to at WTDM as “Compliance11”, is the Charles Schwab automated compliance platform that WisdomTree uses for employee compliance reporting (e.g., certifications, brokerage account reporting, trade pre-clearance, outside business affiliations, political contributions, and gifts and entertainment)and a host of additional compliance reporting.

Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (“1940 Act”). This definition of “Security” includes, but is not limited to any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, “Security” shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. Please note that Securities also include exchange traded funds (“ETFs”) advised WTDM or any equivalents in local non-US jurisdictions.

Supervised Person is defined under SEC Rule 204A-1 and includes as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. The Adviser may also include in this category temporary workers, consultants, independent contractors and anyone else so designated by the Chief Compliance Officer (“CCO”) or designee. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a Supervised Person if their duties included access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.

WisdomTree Index or Index means an index that has been developed by WTDM or its affiliates or that WTDM has obtained usage rights to and that serves as the basis of the investment strategy that is followed by a Fund for which WTDM serves as the investment adviser.

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APPENDIX B

ELECTRONIC DATA FEEDS

A Designated Broker is one that provides an electronic feed to the Schwab Compliance Technologies Compliance System. Below is a current list of approved WisdomTree Designated Brokers.

1.	Charles Schwab
2.	E*Trade
3.	Fidelity
4.	TD Ameritrade

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